Exhibit 16.1

Item 16.1

January 14, 2019

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549-6561

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 14, 2019, of ABCO Energy, Inc. and are in agreement with the statements contained in paragraph (a). Regarding the board approving the appointment of another independent registered public accounting firm provided pursuant to the instructions contained in Item 4.01 paragraph (b) of Form 8-K, we have no basis to agree or disagree with the statements of the registrant contained therein.

Respectfully,

Semple, Marchal & Cooper, LLP